Exhibit 99.2

Solera Holdings, Inc. Announces Launch of $850 Million Senior Note Private Offering

WESTLAKE, Texas; October 17, 2013/PRNewswire/ — Solera Holdings, Inc. (“Solera” or the “Company”) (NYSE: SLH) announced today that its indirect wholly-owned subsidiary, Audatex North America, Inc. (“Audatex”), plans to issue $850 million aggregate principal amount of senior notes (the “Notes”) across two tranches in a private offering. The Notes will consist of additional 6.000% senior notes due 2021 to be issued as additional notes under the indenture governing the Issuer’s outstanding 6.000% Senior Notes due 2021 that were issued on July 2, 2013, and a new issue of senior notes due 2023. The Notes will be guaranteed by Solera and all of Solera’s domestic subsidiaries (other than Audatex and certain immaterial domestic subsidiaries).

Audatex intends to use the proceeds from the offering, together with existing cash on hand, to redeem all of the outstanding $850 million aggregate principal amount of Audatex’s 6.75% senior notes due 2018.

The Notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons outside of the U.S. pursuant to Regulation S under the Securities Act. Neither the Notes nor the related guarantees have been registered under the Securities Act or any state or other securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.

This press release is issued pursuant to Rule 135c of the Securities Act, and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 65 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium and Greece, Sidexa in France, ABZ and Market Scan in the Netherlands, HPI in the United Kingdom, Hollander serving the North American recycling market, AUTOonline providing salvage disposition in a number of European and Latin American countries, IMS providing medical review services, and Explore providing data and analytics to United States property and casualty insurers.

The above information includes “forward looking” statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about the proposed offering and the use of the proceeds of the proposed offering. Such statements only reflect Solera’s and Audatex’s best assessment at this time and are indicated by words or phrases such as “plans,” “intends,” “will,” or similar words or phases. These statements are based on Solera’s and Audatex’s current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent to transactions of this nature, including, without limitation: whether or not Audatex completes the proposed offering on terms currently contemplated or otherwise. Solera and Audatex are under no obligation to (and specifically disclaim any such obligation to) update or alter these forward-looking statements whether as a result of new information, future events or otherwise.